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                                                                   EXHIBIT 10.28

                            AMENDED PROMISSORY NOTE


        $500,000.00                                                JULY 17, 2000
                                                       Mountain View, California


        FOR VALUE RECEIVED, DANIEL KISNER, M.D. ("EMPLOYEE"), an employee of Caliper Technologies Corp. ("COMPANY"), hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediate available funds, the principal sum of Four Hundred Twenty Five Thousand Dollars ($425,00.00) as originally advanced on July 29, 1999 and Seventy Five Thousand Dollars ($75,000.00) being additionally advanced as of July 17, 2000 (the "COMBINED LOAN") due and payable on the date and in the manner set forward below.

        1. INTENT. It is the intent of the parties that the purpose of this Amended Note is not for consumer, family or household purposes.

        2. PRINCIPAL REPAYMENT. The outstanding principal amount of the Combined Loan shall be due and payable on the earlier of the following (the "MATURITY DATE"): (a) July 29, 2005; or (b) the date at which the employee voluntarily terminates his employment relationship with the Company.

        3. INTEREST RATE. Employee further promises to pay interest on the outstanding principal at the rate hereof from the date hereof until payment in full, which interest shall be payable at the rate of 5.96% per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, compounded annually. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

        4. PLACE OF PAYMENT; PREPAYMENT. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be signified in writing by Company. Prepayment is permitted.

        5. APPLICATION OF PAYMENTS. Payment on this Amended Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

        6. DEFAULT. Each of the following events shall be an "EVENT OF DEFAULT" hereunder:

               (a) Employee fails to pay timely any of the principal amount due under this Amended Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Amended Note, if any, on the date the same becomes due and payable, or fails to perform any other obligations hereunder;

               (b) Employee files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any foregoing;



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               (c) An involuntary petition is filed against Employees (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver , trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Employee; or

               (d) Employee's employment by or association with the Company is terminated for any reason or no reason, including, without limitation, death of Employee.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder, if any, shall at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. Notwithstanding the foregoing, if an Event of Default has occurred under (d) above due to the Company's termination of Employee employment with the Company with or without cause, this Amended Note shall be converted to a five (5) year note at an interest rate equal to the Prime Rate plus one percent (1%), compounded annually, and the principal shall be payable in five equal annual installments, together with interest thereon payable in arrears calculated on the basis of a 360 day year for the actual number of days elapsed, beginning one year from such date of termination of employment. The Prime Rate shall mean the variable rate of interest, per annum, most recently published in the Money Rate Section of the New York Edition of The Wall Street Journal, as the "prime rate". The Company shall have the rights and may exercise any remedies available to it under law, successively or concurrently. Employee expressly acknowledges and agrees that Company shall have the right to offset any obligations of Employee hereunder against salaries, bonuses or other amounts that may be payable to Employee by Company.

        7. WAIVER. Employee waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Amended Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

        The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

        8. GOVERNING LAW. This Amended Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        9. ENTIRE AGREEMENT. The provisions of this Amended Note supersedes any previous Promissory Note entered into between Employee and Company and constitutes the entire loan agreement between the parties.

        10. SUCCESSORS AND ASSIGNS. The provisions of this Amended Note shall inure to the benefit of and be binding on any successor to Employee and shall extend to any holder hereof. Employee shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

        Dated: July 17, 2000


                                           -------------------------------------
                                           Daniel L. Kisner, M.D.



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